EXHIBIT 99.2

INDEPENDENT AUDITOR’S AWARENESS LETTER

We have made a review, in accordance with SAS No. 71, Interim Financial Information, which is a standard established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries for the periods ended September 30, 2002 and 2001, as indicated in our report dated November 14, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE, LLP

McLean, Virginia
January 6, 2003